Exhibit 10.4

Mr. Khaled Sharafeldin

XXXXXXXXXX

XXXXXXXXXX

July 19, 2024

RE: CIP Award Amendment Dear Mr. Sharafeldin:

As you know, Tellurian Inc. (the “Company”) has been actively seeking to develop the Driftwood LNG Liquefaction Facility, a liquefied natural gas production and export terminal on the west bank of the Calcasieu River in Louisiana (the “Project”). You were previously granted a cash award opportunity under a Construction Incentive Award Agreement with the Company and Tellurian Services LLC (“Employer”), with a grant date of April 17, 2018 (as amended, your “CIP Award”). Terms used but not otherwise defined herein shall have the meaning set forth in the Construction Incentive Award Agreement governing your CIP Award (the “CIP Award Agreement”).

The Company is asking that you agree to reduce your CIP Award in order to facilitate the development and/or monetization of the Project. By your signature below, you are agreeing to this reduction, such that (x) your total “Cash Award” (as defined in the CIP Award) shall be immediately reduced to $1,350,000 (the “Reduced Award”), and (y) the existing allocation of the CIP Award to each “Phase” under the CIP Award, if applicable, shall be reduced on a pro rata basis so that the total allocations equal the Reduced Award, as shown in the table below:

Phase	Allocation (% of Total Cash Award)	Reduced Allocation ($)
Phase 1	40%	$540,000
Phase 2	20%	$270,000
Phase 3	20%	$270,000
Phase 4	20%	$270,000

In consideration for you agreeing to the Reduced Award, the Company and Employer hereby agree to not take any of the following actions prior to the six month anniversary date of any Change of Control: (i) terminate your employment (except for Cause); (ii) decrease your base compensation, target bonus, authorities, duties, or responsibilities; (iii) change your title; and (iv) change the geographic location at which you are currently based. A breach of the foregoing by the Company or Employer shall result in this amendment being immediately terminated null and void and your CIP Award being adjusted to its original amount and, in the event that on or following the consummation of a Change of Control, but prior to the six month anniversary thereof, the Company or Employer breach subclause (i) above, you shall be eligible to receive a cash payment in an amount equal to the annualized base salary that you would have received between the date of your termination of employment and the six (6) month anniversary date of the Change of Control (the “Applicable Period”), less applicable withholdings and deductions, payable in equal installments on the regular payroll dates over the Applicable Period. For the avoidance of doubt, any payments made pursuant to the preceding sentence shall be in addition to, and not in lieu of, any payments or benefits that you may be eligible for under severance plan attached hereto as Exhibit A (the “Applicable Severance Plan”). For purposes of the foregoing, Section 1.6 of the Applicable Severance Plan is incorporated by reference herein and deemed a part of this CIP Award Amendment.

Employer shall pay you a monthly retention payment of $38,500.00 commencing on the date of the Change of Control through the six month anniversary thereof. In addition, to the extent you are in continuous employment with Employer on the date of the six month anniversary of any Change of Control, (i) subject to your performance, you shall be eligible to receive a 2024 target bonus under the Tellurian Short Term Incentive Plan, (ii) subject to your performance, you shall be eligible to receive a 2025 pro-rated bonus under the applicable 2025 Short Term Incentive Plan, and (iii) your employment shall be terminated by Employer immediately following the six month anniversary of the Change of Control, and such termination of employment shall be deemed to be a Termination Without Cause for purposes of the Change of Control section of the CIP Award Agreement and all other applicable plans, agreements and arrangements, including, but not limited to, the Applicable Severance Plan.

By your signature below, you also expressly consent to these reductions and agree that your CIP Award is deemed amended to effectuate the reductions described above. Except as expressly provided for herein, or otherwise expressly agreed by you and the Company in writing in the future, all terms and conditions of the CIP Award Agreement shall continue in full force and effect. Notwithstanding anything in this CIP Award Amendment letter to the contrary, in the event that certain Agreement and Plan of Merger, dated as of July [x], 2024, by and among the Company, [x], and certain other parties, is terminated in accordance with its terms, this letter shall be null and void ab initio.

By signing below, you also unconditionally and irrevocably waive, release, and forever discharge the Company, each of its subsidiaries, and each of their past, present, and future officers, directors, principals, agents, employees, parents, shareholders, partners, subsidiaries, holding companies, affiliates, predecessors, successors, and assigns from any and all past, present, and future disputes, claims, controversies, demands, rights, obligations, liabilities or actions of every kind and nature, related to, resulting from, arising out of, or connected with the reduction of your CIP Award as described herein.

[Signature Pages Follow]

Your cooperation is greatly appreciated and will assist the Company in its ongoing efforts.

Please sign and return this letter agreement to the undersigned by July 19, 2024.

Sincerely yours,

TELLURIAN INC.

By:	/s/ Martin J. Houston
Name: Martin J. Houston
Title: Executive Chairman of the Board

TELLURIAN SERVICES LLC

By:	/s/ Martin J. Houston
Name: Martin J. Houston
Title: Executive Chairman of the Board

ACKNOWLEDGED AND AGREED:

/s/ Khaled Sharafeldin
Khaled Sharafeldin

[Signature Page to CIP Award Amendment Letter]